Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results

For 2nd Quarter 2008

Lynchburg, Va., July 16, 2008.........Bank of the James Financial Group, Inc. (OTCBB:BOJF) (quarterly consolidated results unaudited) reported today total net income after tax of $524,000 or $0.19 per basic share ($0.18 diluted) for the quarter ended June 30, 2008 and $1,028,000 or $0.37 per basic share ($0.35 diluted) year-to-date compared to net income of $498,000 or $0.18 per basic share ($0.17 diluted) and $896,000 or $0.32 per basic share ($0.30 diluted) for the respective periods a year ago. All earnings per share amounts have been adjusted to reflect the 10% stock dividend declared by Bank of the James Financial Group, Inc. (the "Company") at the annual shareholder's meeting on May 20, 2008 and payable on July 22, 2008 to shareholders of record as of June 17, 2008, as well as all previously declared and paid stock dividends.

The growth in net income as compared to the same periods a year ago is primarily attributable to an increase in the balance sheet growth resulting from a growth in interest earning assets. Loans, net of unearned income and loan loss provision, increased from $224,022,000 as of December 31, 2007 to $245,118,000 as of June 30, 2008, an increase of $21,096,000 or 9.4%. Fixed income securities, including both the available-for-sale and held-to-maturity portfolios, increased from $32,227,000 as of December 31, 2007 to $38,216,000 as of June 30, 2008, an increase of $5,990,000 or 18.6%. Deposits increased from $228,723,000 as of December 31, 2007 to $239,057,000 as of June 30, 2008, an increase of $10,334,000 or 4.5%. The Bank chose to fund $21,000,000 of earning asset growth with short to medium term advances from the Federal Home Loan Bank of Atlanta (FHLBA) due to the attractive rates on these funds.

J. Todd Scruggs, the Company's Executive Vice President and Chief Financial Officer commented, "Although the state of the U.S. and global economies remains uncertain, we believe the outlook for the local economy, specifically Region 2000, continues to remain positive. The Bank experienced a slight increase in non-performing loans during the first half of 2008. However, we do not believe this increase is the start of a negative trend or that this increase is outside the normal course of business. We are pleased that both deposits and loans have continued to grow throughout the first half of 2008."

Scruggs also commented, "We are pleased that our market share in Region 2000 increased in the first half of 2008. We hope to continue to attract additional market share as we expand with our next full service location into the City of Bedford in October. As we approach our ninth birthday on July 22nd, we want to emphasize that our focus on our market area, in accordance with our strategic plan, is stronger than ever, and we wish to thank our shareholders and customers for their support over the last nine years."

The increase in net income was also attributable to the increase in non interest income. Non interest income increased to $801,000 for the quarter ended June 30, 2008 and $1,540,000 year-to-date compared to $698,000 and $1,331,000 for the respective periods a year ago. Non interest income is mainly comprised of fees generated through the origination of mortgage loans at Bank of the James Mortgage, a division of Bank of the James, and commissions on the sale of investment products through the Company's wholly-owned subsidiary, BOTJ Investment Group, Inc.

As set forth in the attached financial highlights, the Company had a return on average assets and return on average equity in the 2nd quarter 2008 of 0.71% and 8.47% respectively, as compared to 0.83% and 8.83% in the same period a year ago. Management believes these figures are acceptable given the current interest rate environment and the pace at which the Company has grown.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates seven full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. BOTJ Investment Group, Inc., also a wholly owned subsidiary of Bank of the James Financial Group, Inc. operates one investment services office within the Bank's Church Street office. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol "BOJF" (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "intend," "anticipate," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the "Company") undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the "Bank"), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000's) except ratios and percent data

Unaudited
Selected Data:	Three Months ending Jun 30, 2008	Three Months Ending Jun 30, 2007	Change	Year To Date Jun 30, 2008	Year To Date Jun 30, 2007	Change
Interest income	$ 4,627	$ 4,298	7.65%	$ 9,177	$ 8,391	9.37%
Interest expense	1,998	1,899	5.21%	3,983	3,684	8.12%
Net interest income	2,629	2,399	9.59%	5,194	4,707	10.35%
Provision for loan losses	130	94	38.30%	255	245	4.08%
Noninterest income	801	698	14.76%	1,540	1,331	15.70%
Noninterest expense	2,512	2,247	11.79%	4,951	4,433	11.69%
Income taxes	264	258	2.33%	500	464	7.76%
Net income	524	498	5.22%	1,028	896	14.73%
Weighted average share outstanding	2,807,905	2,808,666	-0.03%	2,808,878	2,802,467	0.23%
Basic net income per share	$ 0.19	$ 0.18	$ 0.01	$ 0.37	$ 0.32	$ 0.05
Fully diluted net income per share	$ 0.18	$ 0.17	$ 0.01	$ 0.35	$ 0.30	$ 0.05

Balance Sheet at period end:	Jun 30, 2008	Dec 31, 2007	Change	Jun 30, 2007	Dec 31, 2006	Change
Loans, net	$ 245,118	$ 224,022	9.42%	$ 203,360	$ 187,469	8.48%
Total securities	38,216	32,227	18.58%	25,283	26,192	-3.47%
Total deposits	239,057	228,723	4.52%	213,104	201,789	5.61%
Stockholders' equity	24,803	24,524	1.14%	23,015	21,931	4.94%
Total assets	306,115	270,060	13.35%	245,695	232,709	5.58%
Shares outstanding	2,807,819	2,812,588	(4,769)	2,805,507	2,778,673	26,834
Book value per share	$ 8.83	$ 8.72	$ 0.11	$ 8.20	$ 7.89	$ 0.31

Daily averages:	Three months Ending Jun 30, 2008	Three Months Ending Jun 30, 2007	Change	Year To Date Jun 30, 2008	Year To Date Jun 30, 2007	Change
Loans, net	$ 236,510	$ 199,540	18.53%	$ 231,835	$ 196,258	18.13%
Total securities	37,237	25,604	45.43%	32,756	25,822	26.85%
Total deposits	236,760	208,031	13.81%	230,587	204,074	12.99%
Stockholders' equity	24,891	22,631	9.99%	24,681	22,335	10.50%
Interest earning assets	279,619	228,466	22.39%	269,836	225,014	19.92%
Interest bearing liabilities	215,584	186,244	15.75%	211,078	183,228	15.20%
Total assets	294,938	241,108	22.33%	283,504	237,438	19.40%

Financial Ratios:	Three Months Ending Jun 30, 2008	Three Months Ending Jun 30, 2007	Change	Year To date Jun 30, 2008	Year To Date Jun 30, 2007	Change
Return on average assets	0.71%	0.83%	(0.12)	0.73%	0.76%	(0.03)
Return on average equity	8.47%	8.83%	(0.36)	8.38%	8.09%	0.29
Net interest margin	3.78%	4.21%	(0.43)	3.87%	4.22%	(0.35)
Efficiency ratio	73.24%	72.55%	0.69	73.52%	73.42%	0.10
Average equity to
average assets	8.44%	9.39%	(0.95)	8.71%	9.41%	(0.70)

Allowance for loan losses:	Three Months Ending Jun 30, 2008	Three Months Ending Jun 30, 2007	Change	Year To Date Jun 30, 2008	Year To Date Jun 30, 2007	Change
Beginning balance	$ 2,244	$ 2,179	2.98%	$ 2,146	$ 2,091	2.63%
Provision for losses	130	94	38.30%	255	245	4.08%
Charge-offs	(112)	(107)	4.67%	(149)	(175)	-14.86%
Recoveries	13	10	30.00%	23	15	53.33%
Ending balance	2,275	2,176	4.55%	2,275	2,176	4.55%

Nonperforming assets:	Jun 30, 2008	Dec 31, 2007	Change	Jun 30, 2007	Dec 31, 2006	Change
Total nonperforming loans	2,316	1,246	85.87%	595	646	-7.89%
Other real estate owned	404	-	N/A	962	535	-
Total nonperforming assets	2,720	1,246	118.30%	1,557	1,181	31.84%

Asset quality ratios:	Jun 30, 2008	Dec 31, 2007	Change	Jun 30, 2007	Dec 31, 2006	Change
Nonperforming loans to total loans	0.94%	0.55%	0.39	0.29%	0.34%	(0.05)
Allowance for loan losses to total loans	0.92%	0.95%	(0.03)	1.06%	1.10%	(0.04)
Allowance for loan losses to nonperforming loans	98.23%	172.23%	(74.00)	365.71%	323.68%	42.03